Exhibit 99.1

MAGELLAN PETROLEUM CORPORATION

OUTLINES MONTANA OIL ACQUISITION AND

COMMERCIAL UPDATE

PORTLAND, Maine, October 16, 2009 — Magellan Petroleum Corporation (NASDAQ: MPET) (ASX: MGN) has completed a Montana oil acquisition and provides commercial updates on Australian and European activities.

The Company has acquired an 83.5% controlling interest in Nautilus Poplar, LLC (Nautilus). Nautilus, based in Denver, Colorado, owns and operates oil development assets in Roosevelt County, Montana known as the East Poplar Unit and the Northwest Poplar field. The Company paid gross $10.9 million for this controlling interest with a cash payment totaling approximately $7.3 million, with the issuance of 1.7 million new shares of Company stock valued at $1.40 per share, and with an adjustment for $1.2 million of net debt. The controlling interest in Nautilus is from White Bear LLC and YEP I, SICAV- FIS, entities affiliated with Nicolay Bogachev and Thomas Wilson, two Directors of the Company.

Based on Proven Developed Reserves of 1.6 million barrels (net ownership interest), the acquisition price is approximately $6.81 per barrel.

The transaction is Magellan’s first entry into the domestic US oil market. This market is stable with oil prices heading up. Nautilus holds a 68.75% interest in the East Poplar Unit and varied interests ranging from 60% to 75% in the Northwest Poplar Oil Field. The two fields, with 23,000 combined licensed acres, have between 700 and 800 million barrels of oil in-place with 52 million barrels recovered to-date (largely from just one horizon) or approximately 7% of in-place reserves. Typical recovery factors in other fields with like characteristics are 20 to 30% Magellan (through Nautilus) will embark on an active development program utilizing both secondary infill and tertiary programs shown to be successful and productive in adjacent, similar fields in both the US and in nearby Canada. Although certain contingencies must materialize, attractive upside potential is seen in the three producing oil horizons in the Mississippian Charles formation, up to 23,000 acres of Bakken shale, and both shallow and deep gas plays.

Magellan’s President and Chief Executive Officer, William H. Hastings said, “Our entry into North America is a fairly substantive one. We gain a highly-regarded technical staff and a key development position. The two fields purchased were first discovered in the early 1950s and have unrecovered oil reserves. Our neighbors there have had strong success with Tertiary development programs – we aim to establish a Pilot Program to determine the viability of those strategies at Poplar Dome and to drill infill sites in the fields.”

Separately, Magellan activities in Australia continue to yield encouraging results.

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Mereenie gas sales remain at between 25 and 42 TJ/d (Terajoules per day) under the new contract regime – yielding higher market prices than in past years. We have been advised that flows need to continue but we remain subject to the risk that Blacktip, if and when ready to flow, will affect our volumes sometime in 2010. Magellan is also working with the Operator of Mereenie to consolidate operations in the Amadeus Basin and develop the remaining oil ring on the west end of Mereenie – which has largely been undrilled — as well as undertake incremental oil production operations using excess gas (if any) on the main production area in the east end of the field.

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We continue to work actively on material gas supply strategies for the Methanol Heads of Agreement announced earlier. That investment is expected to take place in the 2nd or 3rd fiscal quarter subject to reaching acceptable terms and gaining necessary approvals.

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Magellan has completed an opportunistic investment in an undervalued energy company listed on the ASX market. The investment has yielded a capital gain on those shares which will accrue in both the first and second fiscal quarters.

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Magellan has completed the first round of bidding to sell its Cooper Basin operations (now considered non-core) and will begin earnest secondary work with potential buyers this month targeting a series of potential sales transactions.

In the United Kingdom, the drilling pad for Markwells Wood 1 is complete and work is to proceed on the drilling pad for Havant 1. The Operator has a rig scheduled for the first well, Markwells Wood 1 – and we continue to expect this well to spud in the 1 st calendar quarter of 2010.

Magellan will move into new corporate offices in Portland, Maine in mid – November, 2009. Our business address as of that time will be:

Magellan Petroleum Corporation

7 Custom House Street, 3rd Floor

Portland, Maine 04101

Future discussions and updates, including the Company’s plan for its 2009 Annual Meeting of Shareholders, are slated to be augmented through simultaneous Webcasts.

The Company will file with the SEC a current report on Form 8-K which will include as exhibits copies of the securities purchase agreement and related agreements and will thereafter file an amendment to the Form 8-K to include the historical financial statements of Nautilus.

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For further information, please contact:

William H. Hastings, President and CEO of Magellan, +1 207 776-5616

Daniel J. Samela, Chief Financial Officer of Magellan, at +1 860 293-2006

Forward- Looking Statements

Statements in this press release which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements. Among these risks and uncertainties are pricing and production levels from the properties in which the Company has interests and the extent of the recoverable reserves at those properties. In addition, the Company has a large number of exploration permits and faces the risk that any wells drilled may fail to encounter hydrocarbons in commercially recoverable quantities. The Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.